Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101		Maximillian Marcy Investor Relations 651-236-5062
NEWS	For Immediate Release	November 22, 2010

H.B. Fuller Announces Leadership Change; Board Names Jim Owens

as new CEO

Industry Veteran and Fuller’s Head of Americas Region to Assume Position Immediately;

Conference Call at 10 a.m. CST Today

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL), announced today that the board of directors has appointed Jim Owens to succeed Michele Volpi as president and chief executive officer and director, effective immediately. Volpi will step down from the board of directors.

Lee Mitau, chairman of the board, stated, “On behalf of the board, I extend our thanks to Michele. We appreciate his more than eight years of service to H.B. Fuller, the last four as president and chief executive officer. During his tenure, Michele defined a new strategic direction, managed the company through the global recession, and led the company’s recent investments in talent, customer facing organizations and technology. We wish Michele the best going forward.”

Mitau continued, “The board is pleased to appoint Jim Owens as president and chief executive officer. Owens has successfully managed the largest region of this company and his transition into the CEO role is a natural progression for him. His 24 years of industry experience, and a track record of proven results uniquely positions him to be successful. We’re confident that in his new role the company will benefit greatly from his capabilities, knowledge and experience.”

Owens, H.B. Fuller’s senior vice president, Americas, joined the company in 2008. Jim has delivered two successive years of profit growth in Fuller’s most profitable, North American business, has led the transformation of the company’s Latin American businesses and has been instrumental in driving the growth agenda for the company worldwide. Previously, Owens, 46, spent 22 years with National Starch’s adhesives business, a division of ICI (Imperial Chemical Industries Limited) in a variety of management positions, including vice president and general manager, Europe/Middle East and Africa; corporate vice president and general manager of the North American adhesives business; business director for the pressure sensitive and laminating adhesives businesses; marketing manager; and

technical services manager. Jim has served on the Board of Directors for the Adhesives and Sealants Council for the past seven years, most recently as Chairman. Owens has a bachelor’s degree in chemical engineering from the University of Delaware and a master’s in business administration from the Wharton Business School.

“I’m honored, not only by the board’s confidence, but also by the opportunity to lead a company with such incredible potential,” Owens said. “H.B. Fuller has strong technology and market positions around the world combined with a solid financial base, an outstanding executive leadership team and thousands of remarkable employees. Our focus going forward will be to execute against the strategies that we have articulated and take advantage of worldwide growth opportunities to deliver a profitable return for our shareholders. “

Conference Call Information

The Company will host a conference call today at 10 a.m. CST (11 a.m. EST) to introduce Owens and discuss the leadership transition.

Dial-in information: 888-661-5167, conference code 6679376.

About H.B. Fuller Company:

For more than 120 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants, paints and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and strength to help its customers find precisely the right formulation for the right performance. With fiscal 2009 net revenue of $1.235 billion, H.B. Fuller serves customers in packaging, hygiene, paper converting, general assembly, woodworking, construction, and consumer businesses. For more information, visit HBFuller.com, HBFullerStrength.com, read our blog or follow GlueTalk on Twitter.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of September 30, 2010, June 30, 2010, and March 31, 2010 and 10-K filing, as amended, for the fiscal year ended November 28, 2009. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.